EXHIBIT 10(xii)



On December 8, 2005, the Company's Compensation Committee approved the following 2006 salaries for the Company's named executive officers:

   Name and Principal Position                                           Salary
   ---------------------------                                           ------

   Mark D. Bradford, President, CEO and Director                        $185,000

   John E. Christy, President, Central Indiana Region                   $146,000

   Gordon M. Dyott, Executive Vice President, Chief Financial Officer   $138,000

   Christopher G. Tietz, Senior Vice President, Chief Credit Officer    $136,000

   R. Scott Walters, Senior Vice President, Wealth Management Group     $116,000

Monthly and Annual Variable Incentive Compensation. The Named Executive Officers are also compensated under the monthly and annual variable incentive compensation program.

The monthly component of incentive compensation provides the executives with a fixed amount each month if the Bank's most recent cumulative three months' net income exceeds the Bank's most recent cumulative three months' budgeted net income as of the end of the specific month. For 2006, Mr. Bradford is eligible to receive $2,500 per month under this component of incentive compensation; Mr. Dyott is eligible to receive $2,000 per month; Mr. Walters is eligible to receive $1,000 per month; Mr. Tietz is eligible to receive $1,000 per month; and Mr. Christy is eligible to receive $1,000 per month.

Under the annual variable incentive compensation component of the program, there is specified a percentage of the annual increase in the Bank's net income over the prior year's net income that each executive officer will receive. These amounts cannot be determined and will not be paid until the Bank's final performance results for 2006 have been determined.

In addition, all of the executive officers except Mr. Bradford may also receive variable incentive compensation based on performance criteria established for the various areas of the Company directly under their control. Mr. Bradford will not have his payments under the annual variable incentive compensation program be contingent on any other performance criteria, other than the increase in Bank's income as discussed above.

The target payout for each Executive Officer participating in the program is based upon bonus targets for equivalent positions at peer group companies. For 2006, the target payout for Mr. Bradford is 24.0% of his base salary; the target payout for Mr. Dyott is 28.2% of his base salary; the target payout for Mr. Walters is 45.0% of his base salary; the target payout for Mr. Tietz is 30.0% of his base salary; and, the target payout for Mr. Christy is 32.4% of his base salary.